Avanex adopts stockholder rights plan

August 3, 2001

FREMONT, Calif. Avanex Corporation (Nasdaq: AVNX), the global provider of photonic processors that enable next-generation performance for optical communications networks, announced today that its Board of Directors has adopted a Stockholder Rights Plan.

Under the plan, Avanex will issue a dividend of one right for each share of common stock, par value of $0.001 per share, of the company held by stockholders of record as of the close of business on September 1, 2001. The plan is designed to ensure that stockholders receive fair value in the event of a proposed unsolicited business combination or similar transaction involving the company.

Avanex noted that the plan was not adopted in response to any attempt to acquire the company, and that it is not aware of any such efforts.

Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $50.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Upon certain other events, unless redeemed for $0.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third party acquirer, for shares of the company or of the third party acquirer having a value of twice the right's then-current exercise price.

Further details of the stockholder rights plan are outlined in a letter that will be mailed to stockholders as of the record date of September 1, 2001.

About Avanex

Avanex designs, manufactures and markets photonic processors for the communications industry. Avanex's photonic processors offer communications service providers and optical systems manufacturers greater levels of performance and miniaturization, reduced complexity and increased cost-effectiveness as compared to current alternatives.

Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. In addition to a development and manufacturing facility in Fremont, the company also maintains The Photonics Center™ in Richardson, Texas, and a development facility in Hudson, Mass.

To learn more about Avanex, visit its web site at: www.avanex.com.